Exhibit 5.1

Barristers & Solicitors

Patent & Trade-Mark Agents

Robson Court, 1000-840 Howe Street
Vancouver, BC, Canada VBZ 2M1
T: 604.687.2242
F: 604.643.1200
www.millerthomson.com

October 27, 2009	Gregory C. Smith
Direct Line: 604.643.1258
Kodiak Oil & Gas Corp.	gsmith@millerthomson.com
1625 Broadway, Suite 250
Denver, Colorado 80202	File: 045106.0001

Dear Sirs/Mesdames:

We have acted as corporate counsel to Kodiak Oil & Gas Corp., a company existing under the laws of the Yukon Territory (the “Company”), in connection with the registration by the Company pursuant to a registration statement (the “Registration Statement”) on Form S-3 (no. 333-152311) filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), the related Prospectus, dated July 24, 2008, and the Prospectus Supplement, dated October 27, 2009, relating to the offering, pursuant to Rule 415 under the Securities Act, of up to 104,979,931 common shares, no par value, of the Company (the “Shares”).

We have examined the Registration Statement and related Prospectus and Prospectus Supplement and, for the purposes of this opinion, we have also examined the originals, or duplicate, certified, conformed, telecopied or photostatic copies, of such corporate records, agreements, documents and other instruments and have made such other investigations as we have considered necessary or relevant for the purposes of this opinion. With respect to the accuracy of factual matters material to this opinion, we have relied upon the financial statements of the Company, certificates or comparable documents and representations of public officials and of officers and representatives of the Company.

In giving this opinion, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to authentic original documents of all documents submitted to us as duplicates, certified, conformed, telecopied or photostatic copies and the authenticity of the originals of such latter documents.

We are qualified to express opinions only with respect to the laws of the Yukon Territory and the federal laws of Canada applicable therein. We express no opinion on the laws of any jurisdiction other than the Yukon Territory and the federal laws of Canada applicable therein.

Based and relying upon the foregoing, and subject to the qualifications, assumptions and limitations stated herein, we are of the opinion that the Shares, when issued and sold in accordance with the provisions of the related underwriting agreement, subject to receipt of payment in full therefor, will be duly authorized and legally issued, fully paid and non-assessable.

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement and to the use of our name under the caption “Legal Matters” in the prospectus included in the Registration Statement.

Certain partners of Miller Thomson LLP own 121,250 common shares in the capital of the Company.

If you have any questions concerning the foregoing please contact the writer.

Yours truly,